Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on form S-3 of our report dated January 10, 2014, relating to the consolidated balance sheets of LiveDeal, Inc. and its subsidiaries (the “Company”) as of September 30, 2013 and 2012, and the related consolidated statements of operations stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2013. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

February 14, 2014